STOCK OPTION AND SUBSCRIPTION AGREEMENT

THIS STOCK OPTION AND SUBSCRIPTION AGREEMENT is entered into as of the ____ day of ____________, 200__ (the "Date of Grant").

BETWEEN:

TORRENT ENERGY CORPORATION (the "Company"), who has a business address at 600-666 Burrard Street, Vancouver, BC, V6C 2X8

AND:

____________________________________[name of optionee], whose address is ____________________________________[address of optionee] (the "Optionee").

RECITALS

WHEREAS:

A.                     The Board of Directors of the Company (the "Board") has approved and adopted the Amended 2005 Equity Incentive Plan (the "Plan"), pursuant to which the Board is authorized to grant to employees and other selected persons stock options to purchase common shares of the Company (the "Common Stock"); and

B.                     The Board has authorized the grant to the Optionee of options to purchase a total of ______________________[number of shares] shares of Common Stock (the "Options").

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of other good and valuable consideration and the sum of One ($1.00) Dollar now paid by the Optionee to the Company (the receipt and sufficiency whereof is hereby acknowledged), it is hereby agreed by and between the parties as follows:

1.1	In this Agreement, the following terms shall have the following meanings:
(a)	"Exercise Payment" means the amount of money equal to the Exercise Price multiplied by the number of Optioned Shares specified in the Notice of Exercise;
(b)	"Exercise Price" means $_______;
(c)	"Expiry Date" means ___________________;
(d)

"Notice of Exercise" means a notice in writing addressed to the Company at its address first recited (or such other address of the Company as may from time to time be notified to the Optionee in writing), substantially in the form attached as Exhibit "A" hereto, which notice shall specify therein the number of Optioned Shares in respect of which the Option is being exercised;

(e)

"Option" means the irrevocable right and option to purchase, from time to time, all, or any part of the Optioned Shares granted to the Optionee by the Company pursuant to Section 1.3 of this Agreement;

(f)	"Optioned Shares" means the common shares of the Company, subject to the Option;
(g)	"Securities" means, collectively, the Option and the Optioned Shares;
(h)	"Shareholders" means holders of record of the Shares;
(i)	"Shares" means the common shares in the capital stock of the Company; and
(j)	"Vested Options" means the Optioned Shares that have vested in accordance with Section 1.4 of this Agreement.

1.2                    Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan.

1.3                    The Company agrees to offer to the Optionee the option to purchase, upon the terms and conditions set forth herein and in the Plan, the Option to purchase a total of __________________________[number of shares] (_________) Optioned Shares at the Exercise Price.

1.4                    The Options may be exercised after vesting and only in accordance with the following schedule:

(a)               on the Date of Grant, the Option shall vest with respect to one-fourth (25%) of the Common Stock to which it pertains;

(b)               on ___________________[date that is six months from Date of Grant], the Option shall vest with respect to one-fourth (25%) of the Common Stock to which it pertains;

(c)               on ___________________[date that is twelve months from Date of Grant], the Option shall vest with respect to one-fourth (25%) of the Common Stock to which it pertains; and

(d)               on ___________________[date that is eighteen months from Date of Grant], the Option shall vest with respect to one-fourth (25%) of the Common Stock to which it pertains.

1.5                    The Option shall, at 5:00 p.m. (Vancouver time) on the Expiry Date, forthwith expire and be of no further force or effect whatsoever.

1.6                    Vested Options shall terminate, to the extent not previously exercised, upon the occurrence of the first of the following events:

(a)	Expiration. Five (5) years from the Date of Grant.

(b)               Termination for Cause. The date of an Optionee's termination of employment or contractual relationship with the Company or any Related Corporation (as defined in the Plan) for cause (as determined in the sole discretion of the Plan Administrator, acting reasonably).

(c)               Termination Due to Death or Disability. The expiration of one (1) year from the date of the death of the Optionee, or the expiration of one (1) year from termination of an Optionee's employment or contractual relationship by reason of Disability (as defined in Section 13.2 of the Plan).

(d)               Termination for other Reasons. Five (5) days after the date of an Optionee's termination of employment or contractual relationship with the Company or any Related Corporation (as defined in the Plan) for any reason other than (b) and (c) listed above.

Each unvested Option granted pursuant hereto shall terminate immediately upon termination of the Optionee's employment or contractual relationship with the Company for any reason whatsoever, including Disability.

1.7                    Subject to compliance with any applicable securities laws, Options shall be exercisable, in full or in part, at any time after vesting, until termination; provided, however, that any Optionee who is subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934 with respect to the Common Stock shall be precluded from selling, transferring or otherwise disposing of any Common Stock underlying an Option during the six (6) months immediately following the grant of that Option. If less than all of the shares included in the vested portion of any Option are purchased, the remainder may be purchased at any subsequent time prior to the Expiry Date. No portion of any Option for less than fifty (50) shares may be exercised; provided, that if the vested portion of any Option is less than fifty (50) shares, it may be exercised with respect to all shares for which it is vested. Only whole shares may be issued pursuant to an Option, and to the extent that an Option covers less than one (1) share, it is unexercisable.

Each exercise of the Option shall be by means of delivery of a notice of election to exercise (which may be in the form attached hereto as Exhibit A) to the Secretary of the Company at its principal executive office, specifying the number of shares of Common Stock to be purchased and accompanied by payment in cash by certified check or cashier's check in the amount of the full exercise price for the Common Stock to be purchased. In addition to payment in cash by certified check or cashier's check, an Optionee or transferee of an Option may pay for all or any portion of the aggregate exercise price by complying with one or more of the following alternatives:

(a)               by delivering a properly executed exercise notice together with irrevocable instructions to a broker promptly to sell or margin a sufficient portion of the Common Stock and deliver directly to the Company the amount of sale or margin loan proceeds to pay the exercise price; or

(b)               by complying with any other payment mechanism approved by the Plan Administrator at the time of exercise.

It is a condition precedent to the issuance of shares of Common Stock that the Optionee execute and/or deliver to the Company all documents and withholding taxes required in accordance with Section 19 of the Plan.

1.8                    Nothing in this Agreement shall obligate the Optionee to purchase any Optioned Shares except those Optioned Shares in respect of which the Optionee shall have exercised his Option in the manner provided in this Agreement.

1.9                    The terms of the Options are subject to the provisions of the Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the Plan, as the same may be from time to time amended, shall be governed by the provisions of the Plan, a copy of which has been delivered to the Optionee, and which is available for inspection at the principal offices of the Company.

2.	Acknowledgements of the Optionee
2.1	The Optionee acknowledges and agrees that:
(a)

the Optionee has received and carefully read this Agreement and the public information which has been filed with the Securities and Exchange Commission (the "SEC") in compliance or intended compliance with applicable securities legislation (collectively, the "Company Information");

(b)

the decision to execute this Agreement and acquire the Securities hereunder has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Company, and such decision is based entirely upon a review of the Company Information (the receipt of which is hereby acknowledged);

(c) no securities commission or similar regulatory authority has reviewed or passed on the merits of the Securities;
(d) there is no government or other insurance covering the Securities;
(e) there are risks associated with an investment in the Securities;
(f)

the Company has advised the Optionee that the Company is relying on an exemption from the requirements to provide the Optionee with a prospectus and to sell the Securities through a person registered to sell securities under the Securities Act (British Columbia) (the "B.C. Act") and, as a consequence of acquiring the Securities pursuant to this exemption, certain protections, rights and remedies provided by the B.C. Act, including statutory rights of rescission or damages, will not be available to the Optionee;

(g)

the Optionee and the Optionee's advisor(s) (if applicable) have had a reasonable opportunity to ask questions of and receive answers from the Company in connection with the distribution of the Securities hereunder, and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the accuracy of the information about the Company;

(h)

the books and records of the Company were available upon reasonable notice for inspection, subject to certain confidentiality restrictions, by the Optionee during reasonable business hours at its principal place of business, and all documents, records and books in connection with the distribution of the Securities hereunder have been made available for inspection by the Optionee, the Optionee's attorney and/or advisor(s) (if applicable);

(i) the Company is entitled to rely on the representations and warranties and the statements and answers of the Optionee contained in this Agreement;

(j)

the Optionee will indemnify and hold harmless the Company and, where applicable, its directors, officers, employees, agents, advisors and shareholders, from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) arising out of or based upon any representation or warranty of the Optionee contained herein or in any document furnished by the Optionee to the Company in connection herewith being untrue in any material respect or any breach or failure by the Optionee to comply with any covenant or agreement made by the Optionee to the Company in connection therewith;

(k)

none of the Securities are listed on any stock exchange or automated dealer quotation system and no representation has been made to the Optionee that any of the Securities will become listed on any stock exchange or automated dealer quotation system; except that currently certain market makers make market in the common shares of the Company on the OTC Bulletin Board service of the National Association of Securities Dealers, Inc.;

(l)

in addition to resale restrictions imposed under U.S. securities laws, there are additional restrictions on the Optionee's ability to resell the Securities under the B.C. Act and Multilateral Instrument 45-102 adopted by the British Columbia Securities Commission;

(m)

the Optionee has been advised to consult the Optionee's own legal, tax and other advisors with respect to the merits and risks of an investment in the Securities and with respect to applicable resale restrictions, and it is solely responsible (and the Company is not in any way responsible) for compliance with any applicable laws of the jurisdiction in which the Optionee is resident in connection with the distribution of the Securities hereunder, and

(n)	this Agreement is not enforceable by the Optionee unless it has been accepted by the Company.
3.	Representations, Warranties and Covenants of the Optionee

3.1                    The Optionee hereby represents and warrants to and covenants with the Company (which representations, warranties and covenants shall survive the closing) that:

(a)	the Optionee is a director, officer, or employee of the Company or a subsidiary of the Company;
(b)	the Optionee has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto;
(c)	the Optionee has received and carefully read this Agreement;

(d) the Optionee has duly executed and delivered this Agreement and it constitutes a valid and binding agreement of the Optionee enforceable against the Optionee in accordance with its terms;
(e) the Optionee is resident in the jurisdiction set out on page 1 of this Agreement;
(f)

the acquisition of the Securities by the Optionee as contemplated in this Agreement complies with or is exempt from the applicable securities legislation of the jurisdiction of residence of the Optionee;

(g)

the Optionee is not an underwriter of, or dealer in, the common shares of the Company, nor is the Optionee participating, pursuant to a contractual agreement or otherwise, in the distribution of the Securities;

(h)

the Optionee (i) has adequate net worth and means of providing for his/her/its current financial needs and possible personal contingencies, (ii) has no need for liquidity in this investment, and (iii) is able to bear the economic risks of an investment in the Securities for an indefinite period of time, and can afford the complete loss of such investment;

(i)

the Optionee is aware that an investment in the Company is speculative and involves certain risks, including the possible loss of the investment, and the Optionee has carefully read and considered the matters set forth under the caption "Risk Factors" appearing in the Company's various disclosure documents, filed with the SEC;

(j) the Optionee has the requisite knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Securities and the Company;
(k)

the Optionee understands and agrees that the Company and others will rely upon the truth and accuracy of the acknowledgements, representations and agreements contained in this Agreement, and agrees that if any of such acknowledgements, representations and agreements are no longer accurate or have been breached, the Optionee shall promptly notify the Company;

(l)

the Optionee has made an independent examination and investigation of an investment in the Securities and the Company and has depended on the advice of its legal and financial advisors and agrees that the Company will not be responsible in anyway whatsoever for the Optionee's decision to invest in the Securities and the Company;

(m)

the Optionee is not aware of any advertisement of any of the Securities and is not acquiring the Securities as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(n) no person has made to the Optionee any written or oral representations:

(i) that any person will resell or repurchase any of the Securities;
(ii) that any person will refund the purchase price of any of the Securities; or
(iii) as to the future price or value of any of the Securities.
4.	Acknowledgement and Waiver

4.1                    The Optionee has acknowledged that the decision to purchase the Securities was solely made on the basis of publicly available information contained in the Company Information. The Optionee hereby waives, to the fullest extent permitted by law, any rights of withdrawal, rescission or compensation for damages to which the Optionee might be entitled in connection with the distribution of any of the Securities.

5.	Costs

5.1                    The Optionee acknowledges and agrees that all costs and expenses incurred by the Optionee (including any fees and disbursements of any special counsel retained by the Optionee) relating to the acquisition of the Securities shall be borne by the Optionee.

6.	Governing Law

6.1                    This Agreement is governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The Optionee irrevocably attorns to the jurisdiction of the courts of the Province of British Columbia.

7.	Survival

7.1                    This Agreement, including without limitation the representations, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto notwithstanding the completion of the purchase of the shares underlying the Options by the Optionee pursuant hereto.

8.	Assignment
8.1	This Agreement is not transferable or assignable.
9.	Counterparts and Electronic Means

9.1                    This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first above written.

10.	Severability

10.1                  The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

11.	Entire Agreement

11.1                  Except as expressly provided in this Agreement and in the agreements, instruments and other documents contemplated or provided for herein, this Agreement is the only agreement between the Optionee and the Company with respect to the Options, and this Agreement and the Plan supersede all prior and contemporaneous oral and written statements and representations and contain the entire agreement between the parties with respect to the Options.

12.	Effectiveness

12.1                  This Agreement shall be deemed to be effective following the delivery by the Optionee to the Company of two fully executed copies of this Agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

TORRENT ENERGY CORPORATION

By:

SIGNED, SEALED and DELIVERED by ______________________[name of Optionee] in the presence of: Signature Print Name Address Occupation	) ) ) ) ) ) ) ) ) ) ) ) )	____________________[name of Optionee]

EXHIBIT A

TO:	Torrent Energy Corporation

600-666 Burrard Street

Vancouver, BC V6C 2X8

Notice of Exercise

This Notice of Election to Exercise shall constitute proper notice pursuant to Section 1.1(d) of that certain Stock Option Agreement (the "Agreement") dated as of ___________________, between the Company and the undersigned.

The undersigned hereby elects to exercise Optionee's option to purchase____________________ shares of the common stock of the Company at a price of $___________ per share, for aggregate consideration of $____________, on the terms and conditions set forth in the Agreement and the Plan. Such aggregate consideration, in the form specified in Section 1.1(a) of the Agreement, accompanies this notice.

The Optionee hereby directs the Company to issue, register and deliver the certificates representing the shares as follows:

Registration Information:	Delivery Instructions:

Name to appear on certificates	Name

Address	Address

Telephone Number

DATED at ____________________________________, the ______ day of_____________, _______.

(Name of Optionee – Please type or print)

(Signature and, if applicable, Office)

(Address of Optionee)

(City, State, and Zip Code of Optionee)

(Fax Number)